UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 17, 2005

Date of Report (Date of earliest event reported)

Shurgard Storage Centers, Inc.

(Exact name of registrant as specified in charter)

Washington	001-11455	91-1603837
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1155 Valley Street, Suite 400 Seattle, Washington 98109-4426
(Address of principal executive offices) (Zip Code)

(206) 624-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

We disclosed in our quarterly report on Form 10-Q for the quarter ended September 30, 2004 that we face challenges with respect to the impending deadline for management’s assessment of our internal control over financial reporting, including the availability of sufficient personnel to complete all aspects of the project. Due to the significant commitment of company time and resources required in connection with the re-auditing of our 2001 and 2002 financial statements, the auditing of our 2003 financial statements, and the late filing of our annual report on Form 10-K for 2003 and our quarterly report on Form 10-Q for the quarter ended March 31, 2004, management’s assessment of our internal control system, which we commenced initially in mid-2003, has been substantially delayed. As a result, we will not complete the Section 404 compliance requirements in time for management to be able to complete its assessment of our internal control over financial reporting at December 31, 2004, or to enable our independent registered public accountants to complete their attestation procedures. We are in the process of evaluating the internal control deficiencies that have been identified to date, including certain of the internal control deficiencies disclosed in our 2003 Form 10-K and 2004 Forms 10-Q that were not remediated as of December 31, 2004. We expect that certain of the deficiencies that exist as of December 31, 2004 will represent material weaknesses (as defined under the Public Companies’ Auditing Oversight Board Auditing Standard No. 2).

We have made substantial progress in addressing our resource and infrastructure issues and in modifying procedures and controls to remediate certain of the previously disclosed internal control deficiencies and we will continue to focus on the remediation of identified internal control deficiencies and the completion of management’s assessment of the effectiveness of our internal control over financial reporting for the year ending December 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shurgard Storage Centers, Inc.

Dated: February 17, 2005	By:	/s/ Jane A. Orenstein
	Name:	Jane A. Orenstein
	Title:	Vice President